Exhibit 99.1

Press Release

Contacts:

Catherine J. Mathis, 212-556-1981; E-mail: mathis@nytimes.com Paula Schwartz, 212-556-5224; E-mail: schwap@nytimes.com

This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY PROVIDES FIRST-QUARTER GUIDANCE

NEW YORK, March 29, 2005 – The New York Times Company announced today that first-quarter diluted earnings per share are expected to be 74 cents to 76 cents based on generally accepted accounting principles (GAAP).  The Company plans to report its first-quarter results on April 14.

The first-quarter results are expected to include:

•                  A gain of 46 cents per share from the sale of assets, including the Company’s headquarters – In the first quarter the Company sold its existing headquarters, which resulted in a total pre-tax gain of approximately $145 million, of which approximately $116 million ($63 million after tax or 43 cents per share) was recognized in the first quarter.  The remainder of the gain is being deferred and amortized under GAAP and will offset the costs associated with the leaseback provisions in connection with the sale.  In addition, the Company sold property in Sarasota, Fla., in the first quarter, which resulted in a pre-tax gain of approximately $8 million ($5 million after tax or 3 cents per share).

•                  An expense of 3 cents per share for stock-based compensation – Effective in the first quarter, the Company has adopted Financial Accounting Standard 123-R and will begin recognizing its stock-based compensation expense in its financial statements.  Stock-based compensation expense, which includes the cost of stock option grants, shares issued under the Company’s Employee Stock Purchase Plan and restricted stock grants, is expected to be $6.3 million ($4.6 million after tax or 3 cents per share) in the first quarter, and $23 million to $27 million on a pre-tax basis (11 to 13 cents per share) in 2005.

•                  An expense of 2 cents per share for costs associated with the redemption of debentures – In the first quarter, the Company redeemed $71.9 million of its outstanding 8.25% debentures due March 15, 2025 at a redemption price of 103.76% of the principal amount.  The redemption premium and unamortized issuance costs increased interest expense in the first quarter by $4.8 million ($2.9 million after tax or 2 cents per share).  Interest expense in the first quarter is projected to be approximately $14 million.

Interest expense for full-year 2005 is now forecast to be $51 million to $55 million, up from the previous estimate of $35 million to $39 million, mainly due to two acquisitions and an investment made in the first quarter.

There were no unusual items in the first quarter of 2004.

“In the first quarter advertising performance remained uneven across our properties, with The New York Times experiencing modest year-over-year improvement and The Boston Globe seeing declines stemming from the banking and telecommunications categories,” said Leonard Forman, executive vice president and chief financial officer.  “Our larger properties will be adversely affected by the timing of Easter, which fell in March this year but was in April last year.  Traditionally, advertising is lighter on holidays such as Easter Sunday.  Our smaller newspapers are seeing growth rates in the mid-single digits, as a result of strong retail and classified advertising, while our digital properties continue to grow rapidly.  Despite difficult comparisons to last year when political and Olympic advertising grew strongly, the Broadcast Media Group was able to show a revenue gain in the first quarter.  Given the challenging market, we remain focused on finding new revenue streams and limiting expense growth.”

Acquisition and Investment Activity

During the first quarter the Company acquired the North Bay Business Journal, a weekly publication targeting business leaders in California’s Sonoma, Napa and Marin counties; About, Inc., a leading online consumer information provider; and a 49 percent interest in Metro Boston LLC, which publishes a free daily newspaper catering to young professionals in the Greater Boston area.  Results for About will be shown as a separate reportable segment.  For 2004, About’s revenues were approximately $36 million.

2005 Guidance

Below is 2005 guidance based on GAAP.  The only changes that the Company is making to its annual guidance today is in its interest expense, as noted above, and to its cost guidance.  Previously the Company had said that excluding stock-based compensation expense of $23 to $27 million (or 11 cents to 13 cents per share) in 2005, total Company expenses are expected to increase in the low single digits.  With the acquisitions and investment noted above, the Company now believes that excluding stock-based compensation expense of $23 to $27 million (or 11 cents to 13 cents per share), total Company expenses are expected to increase in the low to mid-single digits.

Item	2005 Guidance
Total Company Advertising Revenues	Growth rate expected to be in the mid-single digits
News Media Group Circulation Revenues	Expected to be on a par with 2004
Newsprint Cost Per Ton	Growth rate expected to be in the low teens
Stock-based Compensation Expense Recorded on the Income Statement	$23 to $27 million
Total Company Expenses Including Stock-based Compensation Expense Recorded on the Income Statement	Growth rate expected to be in the mid-single digits (a)
Depreciation & Amortization	$145 to $147 million
Capital Expenditures	$235 to $265 million(b)
Results From Joint Ventures	Income of $5 to $8 million
Interest Expense	$51 to $55 million
Tax Rate	40.8%(c)
First-quarter EPS	74 to 76 cents

(a)          Excluding stock-based compensation expense of $23 to $27 million (or 11 cents to 13 cents per share) in 2005, total Company expenses are expected to increase in the low- to mid-single digits.

(b)         In 2005 the Company’s costs related to the new headquarters are expected to be $120 to $135 million.

(c)          This tax rate includes the income tax effect related to the pre-tax gain of approximately $116 million ($63 million after tax or 43 cents per share) in connection with the sale in the first quarter of the Company’s existing headquarters.  Excluding the effect, the tax rate for 2005 is expected to be 39.7%.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements.  These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by the Company’s various markets and material increases in newsprint prices.  They also include other risks detailed from time to time in the Company’s publicly-filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 26, 2004.  The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

The New York Times Company (NYSE: NYT), a leading media company with 2004 revenues of $3.3 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 16 other newspapers, eight network-affiliated television stations, two New York City radio stations and more than 40 Web sites, including NYTimes.com, Boston.com and About.com.  For the fifth consecutive year, the Company was ranked No. 1 in the publishing industry in Fortune’s 2005 list of America’s Most Admired Companies.  The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

# # #